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                                                                  Exhibit(h)(7)


                         SHAREHOLDER SERVICES AGREEMENT
                       FOR THE BOSTON TRUST SMALL CAP FUND


Ladies and Gentlemen:

         The Coventry Group (the "Trust"), a Massachusetts business trust registered as a management investment company under the Investment Company Act of 1940 (the "1940 Act"), on behalf of its investment series the Boston Trust Small Cap Fund (the "Fund"), hereby appoints [Authorized Service Provider] (the "Service Provider") to provide shareholder services pursuant to this Shareholder Services Agreement (the "Agreement") as follows:

1. To the extent that the Service Provider provides administrative shareholder services and/or account maintenance services to those individuals or entities with whom the Service Provider has a servicing and/or other relationship and who may from time to time directly or beneficially own shares of the Fund, the Trust shall pay the Service Provider a fee periodically. Attached hereto as Schedule A is a list of certain types of services which are contemplated to be provided in accordance with this Agreement.

2. The fee to be paid with respect to the Fund will be computed and paid monthly at an annual rate not to exceed 0.__% of the average daily net asset value of the shares of the Fund purchased or acquired, provided that such shares are owned of record at the close of business on the last business day of the payment period by shareholders with whom the Service Provider has a servicing relationship as indicated by the records maintained by the Fund or its transfer agent (the "Subject Shares").

3. The Trust shall pay the Service Provider the total of the fees calculated for the Fund for any period with respect to which such calculations are made within 45 days after the close of such period.

4. The Trust reserves the right to withhold payment with respect to any Subject Shares purchased and redeemed or repurchased by the Fund within seven (7) business days after the date of its confirmation of such purchase.

5. The Service Provider shall furnish the Trust with such information as shall reasonably be requested by the Trustees with respect to the fees paid to the Service Provider pursuant to this Agreement.

6. Neither the Service Provider nor any of its employees or agents are authorized to make any representation concerning shares of the Fund except those contained in the then current Prospectus for the Fund, and the Service Provider shall have no authority to act as agent for the Fund outside the parameters of this Agreement.

7. This Agreement may be terminated by either party at any time without payment of any penalty upon sixty (60) days' written notice.

8. The Service Provider shall comply with all applicable state and Federal laws and the rules and regulations of authorized regulatory agencies. The Service Provider will not sell or

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         offer for sale shares of the Fund in any state where (i) it is not qualified to make such sales or (ii) the shares are not qualified for sale under the Blue Sky laws and regulations for such state, except for states in which they are exempt from qualification.

9. This Agreement and any Schedule hereto may not be revised except by mutual written agreement between the parties. This Agreement may be revised only after 60 days' written notice or upon such shorter notice as the parties may mutually agree.

10.      All communications to the Fund should be sent to:

                  Boston Trust Small Cap Fund
                  c/o BISYS Fund Services
                  3435 Stelzer Road
                  Columbus, Ohio 43219

                  Attn:

         Any notice to the Service Provider shall be sent to:

                  [Service Provider]



                  Attn:

11. All communications and any notices required hereunder shall be deemed to be duly given if mailed or telegraphed to the respective party at the address for such party specified above.

12. The parties to this Agreement mutually acknowledge that the Fund maintains and is subject to a Privacy Policy that restricts the disclosure of certain types of non-public information regarding the customers of the Fund and the parties agree to be bound by the restrictions imposed by such Privacy Policy.

13. The Trust agrees to indemnify and hold the Service Provider harmless against any losses, claims, damages, liabilities or expenses (including attorney's fees) to which the Service Provider may become subject insofar as such losses, claims, damages, liabilities or expenses or actions in respect thereof arise out of or are based upon any material breach by the Trust of any provision of this Agreement or the Trust's negligence or willful misconduct in carrying out its duties and responsibilities under this Agreement.

14. The Service Provider agrees to indemnify and hold the Trust harmless against any losses, claims, damages, liabilities or expenses (including attorney's fees) to which the Trust may become subject insofar as such losses, claims, damages, liabilities or expenses or actions in respect thereof arise out of or are based upon any material breach by the Service Provider of any provision of this Agreement or the Service Provider's negligence or willful misconduct in carrying out its duties and responsibilities under this Agreement.

15. This Agreement shall be construed in accordance with the laws of the State of Massachusetts.


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         IN WITNESS WHEREOF, the undersigned parties have executed this
Agreement as of the ____ day of _______________, 200_.


                                 THE COVENTRY GROUP,
                                 ON BEHALF OF ITS INVESTMENT SERIES
                                 THE BOSTON TRUST SMALL CAP FUND


                                 By:
                                    ------------------------------------------


                                 Name:
                                      ----------------------------------------


                                 Title:
                                       ---------------------------------------




                                 [AUTHORIZED SERVICE PROVIDER]


                                 By:
                                    ------------------------------------------


                                 Name:
                                      ----------------------------------------


                                 Title:
                                       ---------------------------------------


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                                   SCHEDULE A

                 TO THE SHAREHOLDER SERVICES AGREEMENT RELATING
            TO THE SALE OF SHARES OF THE BOSTON TRUST SMALL CAP FUND
                                  (THE "FUND")


The types of shareholder services which may be compensated pursuant to the Agreement include, but are not necessarily limited to, the following:

1.       Answering customer inquiries of a general nature regarding the Fund;

2. Responding to customer inquiries and requests regarding statements of additional information, reports, notices, proxies and proxy statements, and other Fund documents;

3. Delivering prospectuses and annual and semi-annual reports to beneficial owners of the Subject Shares;

4. Assisting the Fund in establishing and maintaining shareholder accounts and records;

5. Assisting customers in changing account options, account designations, and account addresses;

6. Sub-accounting for all Fund share transactions at the shareholder level;

7.       Crediting distributions from the Fund to shareholder accounts;

8.       Determining amounts to be reinvested in the Fund; and

9. Providing such other administrative services as may be reasonably requested and which are deemed necessary and beneficial to the holders of the Subject Shares.


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